EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File Nos. 333-117341, 333-100398, 333-70440, 333-45856, 333-45852, 333-66239, 333-15961, 333-15957, 33-92966, 33-80588, 33-78586, 33-50198 and 33-46221) of our report (which expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and the restatement of consolidated financial statements described in Note 4) dated April 14, 2005 relating to the consolidated financial statements and financial statement schedule and our report dated May 6, 2005 relating to management’s report on the effectiveness of internal control over financial reporting of Retail Ventures, Inc. appearing in the Annual Report on Form 10-K/A of Retail Ventures, Inc., for the year ended January 29, 2005.

/s/ Deloitte & Touche LLP

Columbus, Ohio
May 6, 2005